Exhibit 5.1

[LETTERHEAD OF ARNOLD & PORTER KAYE SCHOLER LLP]

February 22, 2018

Board of Directors

Albemarle Corporation

4350 Congress Street, Suite 700

Charlotte, North Carolina 28209

Ladies and Gentlemen:

We have acted as special counsel to Albemarle Corporation (the “Company”) in connection with the preparation of the shelf registration statement on Form S-8 to be filed on the date hereof (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to 4,500,000 shares of the Company’s common stock, par value $0.01 per share (the “Shares”), that may be issued pursuant to the Albemarle Corporation 2017 Incentive Plan (the “Plan”).

This opinion is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

In connection with rendering the opinions set forth in this letter, we have examined and relied upon originals, or copies certified or otherwise identified to our satisfaction, of the following:

(i)	the Registration Statement;

(ii)	the Amended and Restated Articles of Incorporation of the Company, as certified by the Secretary of the Commonwealth of Virginia (the “Articles of Incorporation”);

(iii)	the Amended and Restated Bylaws of the Company, as currently in effect and as certified by the Secretary of the Company (the “Bylaws”);

(iv)	a copy of certain resolutions of the board of directors of the Company (the “Board of Directors”), adopted on November 3, 2016 and February 23, 2017, relating to the registration of the Shares, as certified by the Secretary of the Company; and

(v)	such other corporate records, certificates and other documents (including information obtained from public officials, officers of the Company and other sources) as we have deemed necessary or appropriate for rendering the opinions hereinafter expressed.

The opinions set forth herein are subject to the following qualifications, which are in addition to any other qualifications contained herein:

A.	We have assumed without verification (i) the genuineness of all signatures on all documents, the authority of the parties (other than the Company) executing such documents, the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as copies.

B.	The opinions set forth herein are based on existing laws, ordinances, rules, regulations, court and administrative decisions as they presently have been interpreted and we can give no assurances that our opinions would not be different after any change in any of the foregoing.

C.	We have assumed without verification that, with respect to the minutes of any meetings of the Board of Directors or any committees thereof that we have examined, due notice of the meetings was given or duly waived, the minutes accurately and completely reflect all actions taken at the meetings and a quorum was present and acting throughout the meetings.

D.	We have assumed without verification the accuracy, completeness, and authenticity of all corporate records made available to us by the Company and statements of fact on which we are relying.

E.	We express no opinion as to the effect or application of any laws or regulations other than the provisions of the Virginia Stock Corporation Act that, in our professional judgment, are normally applicable to transactions of the type contemplated by the Plan, and the federal securities laws of the United States. As to matters governed by the laws specified in the foregoing sentence, we have relied exclusively on the latest standard compilations of such statutes and laws as reproduced in commonly accepted unofficial publications available to us.

In rendering this opinion, we have assumed that, upon the issuance of any of the Shares that may be offered and sold under the Registration Statement, the total number of issued and outstanding shares of the Company’s common stock after giving effect to such issuance would not exceed the total number of shares of common stock that the Company is then authorized to issue under its Articles of Incorporation, as it may then be amended. We express no opinion whatsoever as to the compliance or noncompliance by any person with antifraud or information delivery provisions of state or federal laws, rules and regulations, and no inference regarding such compliance or noncompliance may be drawn from the opinion in this letter. In addition, we have assumed that, at the time of the issuance of the Shares, all of the terms and conditions for such issuance set forth in the Plan and any related agreements will have been fully satisfied, waived or discharged.

On the basis of and subject to the foregoing, and in reliance thereon, we are of the opinion that the Shares, when issued and paid for in accordance with the terms and conditions of the Plan and the Registration Statement and related prospectus, will be validly issued, fully paid and non-assessable.

This letter does not address any matters other than those expressly addressed herein. This letter is given for your sole benefit and use in connection with the filing of the Registration Statement and is not to be used or otherwise relied upon for any other purpose. No one else is entitled to rely hereupon. This letter speaks only as of the date hereof. We undertake no responsibility to update or supplement it after such date.

We hereby consent to your filing of this opinion as an exhibit to the Registration Statement, and to reference our firm under “Legal Matters” thereof. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Sincerely,

/s/ Arnold & Porter Kaye Scholer LLP
Arnold & Porter Kaye Scholer LLP